EXHIBIT 5.2

599 Lexington Avenue New York, NY 10022-6069 USA +1.212.848.4000

May 28, 2024

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We are acting as counsel for Morgan Stanley, a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, Registration No. 333-78081 (the “Original Form S-8”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to indicating that 5,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) that were registered on the Original Form S-8 for issuance under the Morgan Stanley Employee Stock Purchase Plan (the “Qualified ESPP”) are now issuable under the Morgan Stanley Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”, and together with the Qualified ESPP, the “Plans”), and not the Qualified ESPP.

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a) The Post-Effective Amendment;

(b) The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plans as referenced in the Exhibit Index to the Post-Effective Amendment.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued shares of Common Stock which may be delivered under the Nonqualified ESPP have been duly authorized by the Company and, when (i) issued and delivered by the Company in accordance with the terms of the Nonqualified ESPP and (ii) paid for in full in accordance with the terms of the Nonqualified ESPP will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder. This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP